UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

PPL Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11459	23-2758192
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two North Ninth Street Allentown, PA	18101-1179
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 774-5151

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Definitive Material Agreement

On March 1, 2011 PPL Corporation (the “PPL” or the “Company”) issued a press release announcing that it had entered into a definitive agreement to acquire from a subsidiary of E.ON AG all of the equity interests of Central Networks East plc and Central Networks Limited. That agreement, formally, is that certain Share Purchase Agreement (the “Share Purchase Agreement”) among Avon Energy Partners Holdings, a company incorporated in England and Wales, East Midlands Electricity Distribution Holdings, a company incorporated in England and Wales (together with Avon Energy Partners Holdings, the “Sellers”), E. ON UK plc, a company incorporated in England and Wales, E. ON AG, a company incorporated in Germany, the Company and WPD Investment Holdings Limited, a company incorporated in England and Wales (the “Purchaser”).

The Share Purchase Agreement provides for the sale of 100% of the issued and outstanding shares (collectively, the “Shares”) of each of Central Networks Limited and Central Networks East plc (collectively, the “Acquired Companies”) to the Purchaser. Central Networks Limited is a wholly owned subsidiary of Avon Energy Partners Holdings Limited and the parent company of Central Networks West plc, and Central Networks East plc is a wholly owned subsidiary of East Midlands Electricity Distribution Holdings. The Sellers are indirect, wholly owned subsidiaries of E.ON UK plc. The consideration payable by Purchaser to Sellers in respect of the acquisition is £3.502 billion, of which £2.551 billion is the equity purchase price and £951 million is for the repayment of net long-term indebtedness owed to Sellers and their affiliates (other than the Acquired Companies and their subsidiaries), which will be adjusted to reflect certain permitted changes in such indebtedness between January 1, 2011 and the closing date. In addition to the long-term indebtedness, the Purchaser has also agreed to discharge any short-term intercompany indebtedness incurred by the Acquired Companies in respect of certain ordinary trading items.

The Seller and the Purchaser have made customary warranties and covenants in the Share Purchase Agreement for a transaction of this nature. The warranties are generally qualified by all matters “fairly disclosed” either (i) in the Sellers’ formal disclosure letter or (ii) in any of the due diligence materials provided by Sellers in connection with the Company’s evaluation of the transaction. The transaction is subject to limited closing conditions, including that certain fundamental warranties (i.e., legal ownership of the shares of each of the Acquired Companies) must be true and correct as of closing and that certain fundamental covenants of the Sellers must not have been materially breached between execution of the Share Purchase Agreement and closing. The Share Purchase Agreement can be terminated by (i) the mutual agreement of the parties, (ii) either party if closing has not occurred within three months of execution of the Share Purchase Agreement, or (iii) by either party if the other party has failed to deliver certain fundamental closing documentation when required pursuant to the Share Purchase Agreement.

Concurrently, and in connection with entering into the Share Purchase Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG and Credit Suisse Securities (USA) LLC pursuant to which, subject to the conditions set forth therein, Bank of America, N.A. and Credit Suisse AG committed to provide to the Purchaser and PPL Capital Funding, Inc. (including, contemporaneous with the closing, the Acquired Companies and Central Networks West plc) a 364-day unsecured bridge financing of up to £3.6 billion (the “Bridge Facility”), the proceeds of which will be used at the closing (i) to fund the consideration for the acquisition and (ii) to pay certain fees and expenses in connection with the acquisition.

The foregoing summary of the Share Purchase Agreement and the Debt Commitment Letter and the transactions contemplated thereby does not purport to be complete. Additionally, the foregoing summary of the Share Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Share Purchase Agreement, which is attached as Exhibit 99.1 and incorporated herein by reference, and the foregoing summary of the Debt Commitment Letter is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter, which is attached as Exhibit 99.2 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Share Purchase Agreement, dated as of March 1, 2011, by and among Avon Energy Partners Holdings Limited, East Midlands Electricity Distribution Holdings, E.ON UK plc, E.ON AG, PPL Corporation and WPD Investment Holdings Limited.

	99.2 -	Debt Commitment Letter, dated as of March 1, 2011, by and between PPL Corporation, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG and Credit Suisse Securities (USA) LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By: /s/ Vincent Sorgi
Vincent Sorgi
Vice President and Controller

Dated:  March 2, 2011